Exhibit 99.1

BioSig Technologies, Inc. www.biosig.com 1 (870) SIGNALS customerservice@biosigtech.com 55 Greens Farms Rd, FL 1 Westport, CT 06880

BioSig AI Sciences Achieves Infrastructure and Technology progress in Development of Generative AI Platform for Hospitals

BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company delivering unprecedented accuracy and precision to intracardiac signal visualization, today is providing an update since the launch of BioSig’s established technology team with external partners and collaborators to advance the research and development of an artificial intelligence (“AI”) medical device platform.

On July 20, 2023, we announced the inclusion of BioSig AI Sciences, Inc., a majority owned subsidiary of the Company (“BAIS”), in Nvidia’s Inception partnership program, providing our team access to engineering and technology support. On July 23, 2023, BAIS completed its seed round of funding of $2.2 million. The funding valued the majority owned subsidiary at $15 million.

In less than a month since closing BAIS’s initial funding, it has been meeting with numerous hospital customers at the highest levels of leadership. BAIS has identified numerous opportunities to bring our proprietary AI platform to market. In addition, BAIS has recently signed a collaboration agreement with a leading global technology organization who will be building important data infrastructure, enabling a scaling of the platform in high-volume, data intensive hospital centers.

Kenneth Londoner, Chairman & CEO of BioSig, “In my 30+ year career in and around the technology marketplace, I have never seen more compelling growth opportunities than what I am seeing today. The leading hospitals are looking for entrepreneurial and agile emerging market participants to test and adopt AI based solutions. Given our relationships and ramp up of commercial placements of PURE EP ™ platform technology, combined with our external technology relationships and internal capabilities, we expect to demonstrate significant progress in 2023 and beyond”.

According to Data Bridge Market Research, the market for AI in healthcare, estimated at $9.6 billion in 2022, is expected to reach $272.9 billion by 2030, at a CAGR of 51.9% during the forecast period.1

About BAIS
BAIS, a majority-owned subsidiary of BioSig, is developing AI solutions for the hospital marketplace utilizing structured, semi-structured, and unstructured data.

About BioSig Technologies
BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.2

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

References

References

1) Data Bridge Market Research. Global Artificial Intelligence in Healthcare Market – Industry Trends and Forecast to 2030. January 2023.

2) Global Market Insights, Inc. (2022, March).

For investor relations:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133